News media contact:	Investor contact:
Jessica Roy Wright Express 207.523.6763 Jessica_Roy@wrightexpress.com	Steve Elder Wright Express 207.523.7769 Steve_Elder@wrightexpress.com

Wright Express Corporation Sets Date For Its First Annual Meeting

Annual Meeting of Stockholders To Be Held On May 19, 2006

SOUTH PORTLAND, Maine, January 30, 2006 — Wright Express Corporation (NYSE: WXS) announced today that it will hold its annual meeting of stockholders on May 19, 2006. The record date to determine the stockholders entitled to receive notice of, and vote at, the meeting is March 21, 2006. Stockholders interested in submitting a proposal for inclusion in the Company’s proxy statement for the annual meeting must submit the proposal to the Company no later than February 24, 2006, and must comply with the requirements of SEC Rule 14a-8. In addition, the proxy solicited by the Board of Directors for the annual meeting will grant discretionary authority to vote on any stockholder proposal presented at the meeting other than pursuant to Rule 14a-8, unless the Company receives notice of the proposal on or before February 24, 2006. Stockholder proposals should be addressed to the Secretary of the Company at the following address: Wright Express Corporation, Legal Department, Corporate Secretary, 97 Darling Avenue, South Portland, Maine 04106.

About Wright Express
Wright Express is a leading provider of payment processing and information management services to the U.S. commercial and government vehicle fleet industry. Wright Express provides these services for more than 298,000 commercial and government fleets containing 4.2 million vehicles. Wright Express markets these services directly as well as through more than 90 strategic relationships, and offers a MasterCard-branded corporate card. The Company employs more than 635 people and maintains its headquarters in South Portland, Maine. For more information about Wright Express, please visit http://www.wrightexpress.com.

# # #